Exhibit (d)(7)

TENDER AND SUPPORT AGREEMENT

This TENDER AND SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of July 12, 2020 by and among Daylight Beta Parent Corp., a Delaware corporation (“Parent”), Daylight Beta Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and each of the undersigned stockholders (the “Stockholders”) of Benefytt Technologies, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, concurrently with the execution hereof, Parent, Merger Sub and the Company are entering into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), which provides for, among other things, (i) the commencement by Merger Sub of a cash tender offer (such offer, as it may be extended and amended from time to time in accordance with the Merger Agreement, the “Offer”) to acquire all of the (A) outstanding Class A Shares at the Offer Price, net to the Person tendering such Class A Shares in cash, without interest and (B) outstanding Class B Shares at $0.00; and (ii) following the consummation of the Offer, the merger of Merger Sub with and into the Company (the “Merger”), which will be governed by Section 251(h) of the Delaware General Corporation Law (the “DGCL”), with the Company surviving the Merger as the surviving corporation and becoming a wholly owned subsidiary of Parent, upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, concurrently with the execution hereof and of the Merger Agreement, the Stockholders have entered into the Exchange Agreement as contemplated by the Merger Agreement;

WHEREAS, pursuant to the Merger Agreement, immediately prior to the Effective Time, after giving effect to the Specified Exchange (as defined in the Exchange Agreement), each issued and outstanding Class A Share (other than Excluded Shares and Dissenting Shares) will be converted into the right to receive an amount equal to the Offer Price per Class A Share;

WHEREAS, each Stockholder is the record or beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), of such number of Class A Shares (including restricted Class A Shares granted under the Company Stock Plan), Class B Shares and Series B Membership Interests of Holdings set forth opposite such Stockholder’s name on Schedule A attached hereto; and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Merger Sub have required the Stockholders, and in order to induce Parent and Merger Sub to enter into the Merger Agreement, each Stockholder (solely in the Stockholder’s capacity as such) has agreed, to enter into this Agreement and tender all of the Subject Shares as described herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

1. Certain Definitions. All capitalized terms that are used, but not defined, herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a) “Lien” shall mean any lien, hypothecation, adverse claim, charge, security interest, pledge or option, proxy, right of first refusal, preemptive right, voting trust or any other similar right.

(b) “Permitted Lien” shall mean (i) any Lien arising (A) hereunder (in connection therewith any restrictions on transfer or any other Lien that has been waived by appropriate consent), (B) under securities laws and (C) under the applicable grant agreement and Company Stock Plan relating to any restricted Class A Shares (if any); and (ii) any right, agreement, understanding or arrangement which represents a financial interest in cash received upon sale of the Subject Shares and not a Lien upon the Subject Shares prior to such sale.

(c) “Subject Shares” shall mean with respect to each Stockholder, (i) all Shares beneficially owned by such Stockholder as of the date hereof, including, without limitation, any Class A Shares that vest prior to the Effective Time; and (ii) all additional Shares of which such Stockholder acquires record or beneficial ownership during the period from the date of this Agreement through and/or on the Support Termination Date (including by way of stock dividend or distribution, split-up, recapitalization, combination, vesting of, or exchange of Shares or any Shares issued upon the exercise of or vesting of, any Company Equity Awards or other conversion of any convertible securities).

(d) “Support Termination Date” shall mean the earliest to occur of such date and time as (i) the Merger Agreement shall have been terminated for any reason; (ii) the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement; (iii) the acquisition by Parent of all the Subject Shares of the Stockholders, whether pursuant to the Offer, the Merger or otherwise; (iv) any amendment, change or waiver to the Merger Agreement is effected without each Stockholder’s consent that decreases the amount, or changes the form or (except with respect to extensions of the Offer in accordance with the terms of the Merger Agreement) timing, of consideration payable to all of the stockholders of the Company pursuant to the terms of the Merger Agreement; (v) is agreed to in writing by Parent and each Stockholder; or (vi) the Offer shall have been terminated without acceptance for payment of the Subject Shares pursuant to the Offer.

(e) “Transfer” A person shall be deemed to have effected a “Transfer” of a Subject Share if such person, directly or indirectly, (i) sells, pledges, creates a Lien with respect to (other than Permitted Liens), assigns, exchanges, grants an option with respect to, transfers, gifts, disposes of or enters into any derivative arrangement with respect to such Subject Share or any interest therein or (ii) enters into an agreement or commitment providing for the sale, pledge, creation of a Lien (other than Permitted Liens), assignment, exchange, transfer, gift, disposition of or any derivative arrangement with respect to, or grant of an option with respect to, such Subject Share or any interest therein.

2. Transfer of Subject Shares.

(a) Transfer Restrictions. Except as expressly contemplated by this Agreement, the Exchange Agreement or the Merger Agreement, prior to the Support Termination Date, no Stockholder shall cause or permit any Transfer of any of the Subject Shares to be effected.

(b) Transfer of Voting Rights. Each Stockholder shall not (i) deposit (or permit the deposit of) any Subject Shares in a voting trust or grant any proxy or power of attorney or enter into any voting agreement or similar agreement with respect to any of the Subject Shares or (ii) subject to Section 3(b), take or permit any other action that would in any way restrict, limit or interfere with the performance of the Stockholder’s obligations hereunder or otherwise make any representation or warranty of the Stockholder herein untrue or incorrect. Any action taken in violation of the foregoing sentence shall be null and void ab initio and such Stockholder agrees that any such prohibited action may and should be enjoined.

(c) Exceptions. Nothing in this Section 2 shall prohibit a Transfer of Subject Shares by each Stockholder: (i) if the Stockholder is an individual, (A) pursuant to applicable laws of descent and distribution (B) to any member of Stockholder’s immediate family or to a trust solely for the benefit of Stockholder or any member of Stockholder’s immediate family, or (C) to a charitable entity qualified as a 501(c)(3) organization under the Code or (ii) if the Stockholder is not a natural person, to one or more partners or members of the Stockholder or to an Affiliate controlled by or under common control with the Stockholder or to any trustee or beneficiary of the trust; provided, however, that a Transfer referred to in this Section 2(c) shall be permitted only if the transferee agrees in writing, reasonably satisfactory in form and substance to Parent, to be bound by the terms of this Agreement.

(d) Involuntary Transfer. If any involuntary Transfer of any of the Subject Shares shall occur (including, but not limited to, a sale by a Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.

3. Agreement to Tender; Voting Agreement.

(a) Tender of Shares. Each Stockholder shall tender, pursuant to and in accordance with the terms of the Offer, the Subject Shares. In furtherance of the foregoing, promptly following the Specified Exchange (as defined in the Exchange Agreement) and in any event no later than on the Expiration Date, each Stockholder shall (a) deliver to the depositary designated in the Offer all documents or instruments reasonably required to be delivered in order to tender the Subject Shares pursuant to the terms of the Offer, and/or (b) instruct his or its broker or such other Person who is the holder of record of any Subject Shares to tender such shares for exchange in the Offer pursuant to the terms and conditions of the Offer. Prior to the Support Termination Date, each Stockholder shall not tender the Subject Shares into any exchange or tender offer commenced by a third party other than Parent or Merger Sub. Notwithstanding anything to the contrary herein, each Stockholder may withdraw such Subject Shares from the Offer at any time following the termination of this Agreement or upon the Offer being terminated in accordance with the terms of the Merger Agreement. For the avoidance of doubt, no Stockholder shall be required, for purposes of this Agreement, to exercise any unexercised Company Equity Award held by such Stockholder.

(b) Voting Agreement. Unless this Agreement shall have been terminated in accordance with its terms, if applicable, (i) each Stockholder hereby agrees to vote all Subject Shares that such Stockholder is entitled to vote at the time of any vote to approve and adopt the Merger Agreement and the Merger at any meeting of the stockholders of the Company, and at any adjournment thereof, at which such Merger Agreement is submitted for the consideration and vote of the stockholders of the Company and (ii) each Stockholder hereby agrees that he, she or it will not vote any Subject Shares in favor of, and will vote such Subject Shares against the approval of, any Acquisition Proposal. Each Stockholder hereby revokes any and all previous proxies granted with respect to the Subject Shares.

(c) Return of Shares. If the Offer is terminated or withdrawn by Merger Sub or the Merger Agreement is terminated prior to the purchase of Subject Shares in the Offer, Parent and Merger Sub shall promptly return, and shall cause any depository or paying agent, acting on behalf of Parent and Merger Sub, to promptly return, all tendered Subject Shares to the applicable Stockholder.

4. Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, but without in any way limiting such Stockholder’s obligations hereunder (in his, her or its capacity as stockholder) nothing in this Agreement shall (or shall require any Stockholder to attempt to) limit or restrict any Stockholder in their or its capacity as a director or officer of the Company or any designee of the Stockholder who is a director or officer of the Company from acting in such capacity or voting in such Person’s sole discretion on any matter, including complying with or exercising such Stockholder’s (or such designee of the Stockholder’s who is a director or officer of the Company), fiduciary duties as a member of the board of directors of the Company.

5. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Stockholders, and neither Parent nor Merger Sub shall have the authority by virtue of this Agreement or the transactions to be consummated pursuant hereto to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholders in the voting of any of the Subject Shares to the extent such Subject Shares are entitled to be voted, except as otherwise provided herein.

6. No Exercise of Appraisal Rights. Such Stockholder forever and irrevocably waives and agrees not to exercise any appraisal rights or dissenters’ rights pursuant to Section 262 of the DGCL or otherwise in respect of such Stockholder’s Subject Shares that may arise in connection with the Offer or the Merger.

7. Documentation and Information. Such Stockholder shall not make any public announcement regarding this Agreement and the transactions contemplated hereby without the prior written consent of Parent (such consent not to be unreasonably withheld or delayed), except as may be required by applicable Law (provided that, other than in the case of an amendment to a Schedule 13D or 13G that discloses this Agreement, reasonable notice of any such disclosure will be provided to Parent to the extent permitted by applicable Law). Such Stockholder consents to and hereby authorizes the Company, Parent and Merger Sub or their Affiliates to publish and disclose in all documents and schedules filed with the SEC, including, without limitation, Schedule 14D-9, and any press release or other disclosure document that the Company, Parent or Merger Sub or their Affiliates reasonably determines to be necessary in connection with the Offer, the Merger and any of the other transactions contemplated by this Agreement or the Merger Agreement, in each case regarding such Stockholder’s identity and ownership of the Subject Shares, the existence of this Agreement, the nature of such Stockholder’s commitments and obligations under this Agreement and the Merger Agreement and any other information that Parent or the Company reasonably determines is required to be disclosed by Law, and such Stockholder acknowledges that Parent and Merger Sub may, in Parent’s sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Entity. Such Stockholder agrees to promptly give Parent any information it may reasonably request for the preparation of any such disclosure documents.

8. Waiver of Certain Actions. Each Stockholder hereby agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against the Company, Parent, Merger Sub or any of their respective successors, directors or officers relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the transactions contemplated hereby or thereby, including any such claim (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the acceptance of the Offer or the Closing) or (b) alleging a breach of any duty of the board of directors of the Company in connection with this Agreement, the Merger Agreement or the transactions contemplated thereby or hereby.

9. No Solicitation or Negotiation. Sections 6.2(a) (other than clause (ii)(z)) (No Solicitation or Negotiation), 6.2(c) (Notice of Acquisition Proposals) and 6.2(d) (Definitions) of the Merger Agreement are incorporated herein by reference and shall apply hereto mutatis mutandis (including, for the avoidance of doubt, that (i) any reference to the “Agreement” therein shall be construed as a reference to this Agreement, and (ii) any obligation of the “Company” set forth therein shall be construed as an obligation of the Stockholders).

10. Representations and Warranties of the Stockholders. Each Stockholder represents and warrants to Parent and Merger Sub as follows:

(a) Power; Binding Agreement. The Stockholder has full power and authority to execute and deliver this Agreement, to perform the Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Stockholder of this Agreement, the performance by the Stockholder of his, her or its obligations hereunder and the consummation by the Stockholder of the transactions contemplated hereby have been duly and validly authorized by the Stockholder and no other actions or proceedings on the part of the Stockholder are necessary to authorize the execution and delivery by the Stockholder of this Agreement, the performance by the Stockholder of its obligations hereunder or the consummation by the Stockholder of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder, and, assuming this Agreement constitutes a valid and binding obligation of Parent and Merger Sub, constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance and other equitable remedies.

(b) No Conflicts. Except for filings under the Exchange Act, no filing with, and no permit, authorization, consent, or approval of, any Governmental Entity is necessary for the execution and delivery by the Stockholder of this Agreement, the performance by the Stockholder of its obligations hereunder and the consummation by the Stockholder of the transactions contemplated hereby. None of the execution and delivery by the Stockholder of this Agreement, the performance by the Stockholder of its obligations hereunder or the consummation by the Stockholder of the transactions contemplated hereby will (i) conflict with or result in any breach of any organizational documents applicable to the Stockholder; (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, commitment, arrangement, understanding or other agreement to which the Stockholder is a party or by which the Stockholder or any of the Stockholder’s properties or assets may be bound; or (iii) violate any order, writ, injunction, decree, judgment, order, statute, rule, or regulation applicable to the Stockholder or any of the Stockholder’s properties or assets, except, in the case of clauses (ii) and (iii), for such occurrences which would not, individually or in the aggregate, adversely affect in any material respect the ability of such Stockholder to perform its obligations hereunder.

(c) Ownership of Shares. The Stockholder (i) is the sole record or beneficial owner of the number of Class A Shares set forth opposite such Stockholder’s name on Schedule A, all of which are free and clear of any Liens (other than Permitted Liens); (ii) is the sole record or beneficial owner of the number of Class B Shares set forth opposite such Stockholder’s name on Schedule A, all of which are free and clear of any Liens (other than Permitted Liens); (iii) is the sole record or beneficial owner of the number of Series B Membership Interests of Holdings set forth opposite such Stockholder’s name on Schedule A, all of which are free and clear of any Liens (other than Permitted Liens) and (iv) does not own, beneficially or otherwise, any securities of the Company other than those described in the preceding clauses (i)-(iv).

(d) Voting and Disposition Power. The Stockholder has full and sole voting power with respect to the Subject Shares and full and sole power of disposition, full and sole power to issue instructions with respect to the matters set forth herein and full and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Subject Shares. None of the Subject Shares are subject to any stockholders’ agreement, proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares.

(e) Reliance. The Stockholder has been represented by or had the opportunity to be represented by independent counsel of its own choosing and has had the right and opportunity to consult with its attorney, and to the extent, if any, that such Stockholder desired, such Stockholder availed itself of such right and opportunity and such Stockholder is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence. The Stockholder understands and acknowledges that the Company, Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement.

(f) Absence of Litigation. With respect to the Stockholder, as of the date hereof, there is no action, suit, claim, proceeding, charge, arbitration or investigation pending against, or, to the knowledge of the Stockholder, threatened in writing against the Stockholder or any of the Stockholder’s properties or assets (including the Subject Shares) before or by any Governmental Entity that could reasonably be expected to prevent or materially delay or impair the consummation by such Stockholder of the transactions contemplated by this Agreement or otherwise materially impair the Stockholder’s ability to perform its obligations hereunder.

(g) Brokers. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder.

11. Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub represent and warrant to the Stockholders as follows:

(a) Power; Binding Agreement. Each of Parent and Merger Sub has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Parent and Merger Sub of this Agreement, the performance by each of Parent and Merger Sub of its obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by each of Parent and Merger Sub and no other actions or proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery by Parent or Merger Sub, the performance by either Parent or Merger Sub of its obligations hereunder or the consummation by Parent or Merger Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and, assuming this Agreement constitutes a valid and binding obligation of the Stockholders, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance and other equitable remedies.

(b) No Conflicts. Except for filings under the Exchange Act, no filing with, and no permit, authorization, consent, or approval of, any Governmental Entity is necessary for the execution and delivery by Parent or Merger Sub of this Agreement, the performance by each of Parent or Merger Sub of its obligations hereunder and the consummation by Parent or Merger Sub of the transactions contemplated hereby. None of the execution and delivery by Parent or Merger Sub of this Agreement, the performance by each of Parent or Merger Sub of its obligations hereunder or the consummation by Parent or Merger Sub of the transactions contemplated hereby will (i) conflict with or result in any breach of any organizational documents applicable to Parent or Merger Sub; (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, commitment, arrangement, understanding or other agreement to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of Parent’s or Merger Sub’s properties or assets may be bound; or (iii) violate any order, writ, injunction, decree, judgment, order, statute, rule, or regulation applicable to Parent or Merger Sub or any of Parent’s or Merger Sub’s properties or assets, except, in the case of clauses (ii) and (iii), for such occurrences which would not, individually or in the aggregate, adversely affect in any material respect the ability of each of Parent or Merger Sub to perform its obligations hereunder.

12. Further Assurances. Subject to the terms and conditions of this Agreement, each party shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill such party’s obligations under this Agreement.

13. Termination. This Agreement shall automatically and immediately terminate and be of no further force and effect as of the Support Termination Date, all without the need for any further action on the part of (or notice to) any Party or other Person. Notwithstanding the foregoing, nothing set forth in this Section 13 or elsewhere in this Agreement shall relieve any party hereto from liability, or otherwise limit the liability of any party hereto, for any material breach of this Agreement arising prior to termination.

14. Miscellaneous Provisions.

(a) Amendment or Supplement. This Agreement may be amended by the parties at any time by execution of an instrument in writing signed by each party to this Agreement.

(b) Extension of Time, Waiver, etc. Any provision of this Agreement may be waived prior to the Effective Time if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise herein provided, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

(c) Entire Agreement. This Agreement, the Merger Agreement (including any exhibits hereto) and other agreements among the parties hereto as contemplated by or referred to herein and therein constitute the entire agreement, and supersede any and all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

(d) Governing Law and Venue; Waiver of Jury Trial. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OR CHOICE OF LAW PRINCIPLES THEREOF.

(e) Each of the parties hereto hereby irrevocably and unconditionally (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any federal court located in the State of Delaware in the event any of any dispute arising out of or related to this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not, and waives any right to, bring any Proceeding by or before any Governmental Entity (each, an “Action”) relating to or arising out of this Agreement or any of the transactions contemplated hereby in any court other than the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any federal court located in the State of Delaware, and (iv) waives any objection that it may now or hereafter have to the venue of any such Action in the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any federal court located in the State of Delaware or that such Action was brought in an inconvenient forum and agrees not to plead or claim the same. Each party hereto hereby agrees that and consents to service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 15(h) shall be effective service of process for any Action in connection with this Agreement or the transactions contemplated hereby.

(f) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15(f).

(g) Specific Performance. The parties hereto acknowledge and agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law in the event that any of the obligations, undertakings, covenants or agreements of the parties to this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, the party seeking to enforce this Agreement against such nonperforming party under this Agreement shall be entitled to an injunction or injunctions to prevent breaches or threatened such breaches of this Agreement by the other parties, and to enforce specifically the terms and provisions of this Agreement without the necessity of proving actual harm or damages or posting a bond or other security therefor, this being in addition to any other remedy to which such party is entitled at law or in equity, and each party agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance or other equitable remedy is not an appropriate remedy for any reason at law or in equity. Without limitation of the foregoing, the parties hereby further acknowledge and agree that prior to the Closing, the each party shall be entitled to seek specific performance to enforce specifically the terms and provisions of, and to prevent or cure breaches of the covenants required to be performed by the other parties under this Agreement in addition to any other remedy to which such party is entitled at law or in equity and in accordance with this Agreement. Each party further agrees that it shall not take any position in any legal proceeding concerning this Agreement that is contrary to the terms of this Section 15(g).

(h) Notices. Notices, requests, instructions, waivers or other documents to be given under this Agreement shall be in writing and shall be deemed given, (a) when delivered, if delivered personally to the intended recipient, (b) when sent by email (without any “bounceback” or other notice of nondelivery) and (c) one (1) Business Day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a party at the following address for such party:

if to Parent or Merger Sub

c/o Madison Dearborn Partners, LLC
70 West Madison
Chicago, Illinois 60602
Attention: Legal Department
Email: legal@mdcp.com

with copies to (which shall not constitute notice):

Madison Dearborn Partners, LLC
70 West Madison
Chicago, Illinois 60602
Attention: Legal Department
Email: legal@mdcp.com

and

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, IL 60654
Attention: Richard J. Campbell, P.C. Adam T. Clifford
Email: richard.campbell@kirkland.com adam.clifford@kirkland.com

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022 United States
Attention: Sarkis Jebejian, P.C.
Email: sarkis.jebejian@kirkland.com

if to Stockholders

16221 Villarreal de Avila
Tampa, FL 33613
Attention: Michael W. Kosloske
Email: mwkosloske@gmail.com

with copies to (which shall not constitute notice):

Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
Attention: Justin W. Chairman, Esquire
Email: justin.chairman@morganlewis.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

(i) Severability. The provisions of this Agreement shall be deemed severable and in the event any court of competent jurisdiction or arbitral panel finds any provision hereof to be invalid or unenforceable, such invalidity or enforceability shall not affect the validity or enforceability of the other provisions hereof so long as the economic, risk allocation, limitation of liability or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party as a result thereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is found to be invalid or unenforceable, (a) a suitable and equitable provision negotiated in good faith by the parties hereto shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not, subject to clause (a) above, be affected by such invalidity or unenforceability, except as a result of such substitution, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction, in each case, so long as the economic, risk allocation, limitation of liability or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party as a result thereof.

(j) Construction. The Section and subsection headings or captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof or the interpretation thereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or exhibit to this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. All terms defined in this

Agreement and in the Merger Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement and in the Merger Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and the end of a period shall refer to 11:59:59 pm eastern time on the last date of such period. If the last day of any such period is a day other than a Business Day, the period in question shall instead end, and any such step shall be taken by or on, the next succeeding Business Day. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(k) Assignment. Neither this Agreement nor any of the rights, interests or obligations of the parties hereunder may be assigned, in whole or in part, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto provided, that Parent or Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or in part, from time to time, to (a) one or more of its Affiliates, (b) to any parties providing secured debt financing, solely for purposes of creating a security interest herein or otherwise assigning this Agreement as collateral in respect of such secured debt financing, and (c) after the Effective Time, to any Person; provided that no such assignment shall impede or delay the consummation of the transactions contemplated hereunder or otherwise impede the rights of each Stockholder. No assignment by any party shall relieve such party of any of its obligations hereunder. Subject to the immediately preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Section 15(k) shall be null and void ab initio.

(l) Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts (including by facsimile or by attachment to electronic mail in portable document format (PDF)), each such counterpart being deemed to be an original instrument, and all such counterparts, taken together, shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

(m) No Recourse. Parent and Merger Sub each acknowledge and agree that no Stockholder will be liable for claims, losses, damages, liabilities or other obligations resulting from the Company’s breach of the Merger Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed to be effective as of the date first above written.

PARENT:

DAYLIGHT BETA PARENT CORP.

By:	/s/ Vahe Dombalagian
Name: Vahe Dombalagian
Title: Managing Director

MERGER SUB:

DAYLIGHT BETA CORP.

By:	/s/ Vahe Dombalagian
Name: Vahe Dombalagian
Title Managing Director

[Signature Page to Tender and Support Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed to be effective as of the date first above written.

STOCKHOLDERS:

HEALTH PLAN INTERMEDIARIES, LLC

By:	/s/ Michael Kosloske
Name: Michael Kosloske
Title: Authorized Signatory

HEALTH PLAN INTERMEDIARIES SUB, LLC

By:	/s/ Michael Kosloske
Name: Michael Kosloske
Title: Authorized Signatory

MICHAEL KOSLOSKE

By:	/s/ Michael Kosloske
Name: Michael Kosloske

[Signature Page to Tender and Support Agreement]

Schedule A

Name of Stockholder	Shares of Class A Common Stock of the Company	Shares of Class B Common Stock of the Company	Series B Membership Interests of Holdings
Health Plan Intermediaries, LLC	531,363	680,701	680,701
Health Plan Intermediaries Sub, LLC	13,000	6,966	6,966
Michael Kosloske	—	—	—